Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation

Plan for the Fiscal Year Ending February 28, 2011

Name of Executive	Base Salary[1]	FY2011 EVCP Target Award Amount
James M. Whitehurst	$750,000	$750,000
Charles E. Peters, Jr.	$450,000	$360,000
Paul Cormier	$450,000	$360,000
Alex Pinchev	$450,000	$360,000
Michael R. Cunningham	$400,000	$320,000

[1]	Effective July 1, 2010